Exhibit 4

SEVENTH AMENDMENT

TO

LINE OF CREDIT LOAN AGREEMENT

THIS SEVENTH AMENDMENT TO LINE OF CREDIT LOAN AGREEMENT (“Seventh Amendment”) is dated February 6, 2008, by and between M G P INGREDIENTS, INC. (“Company”) and COMMERCE BANK, N.A. (“Bank”).

WHEREAS, Company and Bank entered into that certain Line of Credit Loan Agreement dated November 25, 2003, as amended pursuant to (i) that certain First Amendment to Line of Credit Loan Agreement dated September 17, 2004, (ii) that certain Second Amendment to Line of Credit Loan Agreement dated as of November 30, 2004, (iii) that certain Third Amendment to Line of Credit Loan Agreement dated as of September 9, 2005, (iv) that certain Fourth Amendment to Line of Credit Loan Agreement dated as of June 30, 2006, (v) that certain Fifth Amendment to Line of Credit Loan Agreement dated as of December 28, 2006, and (vi) that certain Sixth Amendment to Line of Credit Loan Agreement dated as of July 5, 2007 (as previously amended, the “Loan Agreement”); and

WHEREAS, Company desires to increase the maximum principal amount available under the Line of Credit, and to modify the permitted purposes for borrowing under the Line of Credit, all as hereinafter set forth.

NOW, THEREFORE, Company and Bank agree as follows:

1.             Terms used herein, which are defined in the Loan Agreement, shall have the meanings given to them in the Loan Agreement.

2.             Section 1.1 of the Loan Agreement is hereby amended to read in its entirety as follows:

Subject to the terms of this Agreement, Bank will lend Borrower, from time to time until the termination hereof, such sums as Borrower may request, in minimum increments of $100,000, which shall not exceed in the aggregate principal amount at any one time outstanding the sum of Thirty Million Dollars ($30,000,000).

3.             The first sentence to Section 1.3 of the Loan Agreement is hereby amended to read in its entirety as follows:

The Line of Credit shall be evidenced by the Sixth Amended and Restated Line of Credit Note in form and substance acceptable to Bank (the “Line of Credit Note”).

4.             Section 1.6 of the Loan Agreement is hereby amended to read in its entirety as follows:

Borrower represents the purpose of the Line of Credit is to provide short term working capital and/or to finance Borrower’s stock repurchases and treasury stock purchase transactions.

5.             Except to the extent specifically amended by this Seventh Amendment, the Loan Agreement shall remain in full force and effect.

6.             ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT, INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT, ARE NOT ENFORCEABLE.  TO PROTECT YOU (BORROWER) AND US (CREDITOR) FROM MISUNDERSTANDINGS OR DISAPPOINTMENTS, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

BY SIGNING BELOW, YOU AND WE AGREE THAT THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN US.

7.             This Seventh Amendment shall be governed by, and construed in accordance with, the laws of the State of Missouri.

THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

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IN WITNESS WHEREOF, the parties hereto have caused this Seventh Amendment to be executed by their respective officers as of the date written above.

M G P INGREDIENTS, INC.

By:	/s/ Timothy W. Newkirk

Title: President & COO

By:	/s/ Robert Zonneveld

Title: CFO

COMMERCE BANK, N.A.

By:	/s/ Wayne C. Lewis

Title: Vice President

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SIXTH AMENDED AND RESTATED LINE OF CREDIT NOTE

$30,000,000	February 6, 2008
Maximum Amount and Interest	Kansas City, Missouri

FOR VALUE RECEIVED, the undersigned, M G P INGREDIENTS, INC., a Kansas corporation (“Borrower”) hereby promises to pay to the order of Commerce Bank, N.A. (“Bank”) at its offices in Kansas City, Missouri, the aggregate unpaid principal amount and accrued interest of all borrowings hereunder on July 1, 2008.  The aggregate unpaid principal amount shall become immediately due and payable, without demand or further action on the part of Bank, upon the occurrence of an Event of Default as set forth in the Line of Credit Loan Agreement dated November 25, 2003, as amended pursuant to (i) that certain First Amendment to Line of Credit Loan Agreement dated September 17, 2004, by and between Borrower and Bank, (ii) that certain Second Amendment to Line of Credit Loan Agreement dated as of November 30, 2004, (iii) that certain Third Amendment to Line of Credit Loan Agreement dated as of September 9, 2005, (iv) that certain Fourth Amendment to Line of Credit Loan Agreement dated as of June 30, 2006, (v) that certain Fifth Amendment to Line of Credit Loan Agreement dated as of December 28, 2006, (vi) that certain Sixth Amendment to Line of Credit Loan Agreement dated as of July 5, 2007, and (vii) that certain Seventh Amendment to Line of Credit Loan Agreement of even date herewith (as previously amended, the “Loan Agreement”).

This Sixth Amended and Restated Line of Credit Note shall bear interest at the per annum rates as set forth in the Loan Agreement.  Accrued interest shall be paid on the days provided therefor in the Loan Agreement and upon the due date and payment (including prepayment) in full of the unpaid principal amount hereof.  Accrued interest shall be calculated on the actual number of days outstanding based on a year consisting of 360 days.  After maturity (whether by acceleration or otherwise), this Sixth Amended and restated Line of Credit Note shall bear interest at 3% in excess of the Prime Rate (as that term is defined in the Loan Agreement), and if not paid monthly, such interest shall be compounded monthly.

So long as the Loan Agreement has not been terminated, Borrower may, from the date of this Sixth Amended and Restated Line of Credit Note until and including July 1, 2008, borrow, repay and reborrow sums, at any one time outstanding, not to exceed $30,000,000.  Bank is authorized to endorse on the schedule annexed hereto and made a part hereof, or on a continuation thereof, or to otherwise record in a manner satisfactory to the Bank, appropriate notations evidencing the date and amount of each advance, and the date and amount of each payment, which endorsement or recording shall constitute prima facie evidence of the accuracy of the information endorsed or recorded; provided, however, that the failure to make such notations or recordings shall not affect the obligations of Borrower under this Sixth Amended and Restated Line of Credit Note or the Loan Agreement or affect the validity of any payment with respect thereto.

Borrower hereby waives presentment, protest, demand and notice of dishonor or default.

This Sixth Amended and Restated Line of Credit Note is issued pursuant to the terms of the Loan Agreement, to which Loan Agreement, and any amendments thereto, reference is hereby made for a statement of the terms and conditions under which this borrowing was made, and is to be repaid.

IN WITNESS WHEREOF, Borrower has duly caused this Sixth Amended and Restated Line of Credit Note to be executed and delivered as of the date first written above.

M G P INGREDIENTS, INC.

By:	/s/ Timothy W. Newkirk

Title: President

By:	/s/ Robert Zonneveld

Title: CFO

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